Exhibit 16

                                LOCK UP AGREEMENT

                                February 13, 2001

The Langer Biomechanics Group, Inc.
450 Commack Road
Deer Park, New York 11729

Langer Partners, LLC
Two Soundview Drive
Greenwich, Connecticut 06830

                        Re:   Lock Up Agreement

Gentlemen:

      The undersigned, a holder of common stock, par value $.02 per share ("Common Stock"), or rights to acquire Common Stock or securities convertible into Common Stock of The Langer Biomechanics Group, Inc. (the "Company"), understands that pursuant to a Tender Offer Agreement, dated as of December 28, 2000 (the "Tender Offer Agreement"), among the Company, OrthoStrategies, Inc., and OrthoStrategies Acquisition Corp. ("Purchaser"), Langer Partners, LLC ("Langer Partners") and other assignees of the Purchaser will purchase up to 75% of the issued and outstanding shares of Common Stock of the Company (the "Target Stock").

      As used herein, "Locked Up Stock" shall mean the shares of Common Stock received by the undersigned upon exercise of any options granted to the undersigned by the Company, including the 30,000 options being granted to the undersigned on or about the date hereof having a strike price of $1.525 per share and vesting immediately (such 30,000 options are referred to herein as the "Options") and any shares of Common Stock purchased by the undersigned from the Company pursuant to a "restricted stock award" granted under any stock incentive plan adopted by the Company from time to time.

      In order to induce Langer Partners to proceed with its purchase of a portion of the Target Stock, the undersigned irrevocably agrees that the undersigned will not, without the prior written consent of, first, the board of directors of the Company and, second, assuming such consent has been obtained, the written consent of Langer Partners, directly or indirectly, make any offer, sale, assignment, transfer, pledge, hypothecation or other encumbrance, contract to sell, grant of an option to purchase or other disposition of or enter into any transaction or device designed to, or which could reasonably be expected to result in the disposition by any person at any time in the future of any Locked Up Stock until the third anniversary of the date of this Lock Up Agreement.

      The  undersigned   understands  that  any   certificates   issued  to  the
undersigned


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

The Langer Biomechanics Group, Inc.
Langer Partners, LLC
February 13, 2001
Page 2

representing shares of Common Stock will bear a legend referencing the foregoing restrictions.

      If at any time prior to the third anniversary of the date hereof the undersigned should no longer be an officer, director, or employee of the Company for any reason, other than due to the death or permanent disability of the undersigned, (i) all unexercised Options shall immediately terminate and shall no longer be exercisable and (ii) the undersigned shall offer to sell to the Company, at a price per share of $1.525, all shares of Common Stock purchased upon exercise of the Options ("Purchased Stock") as follows:

      With respect to a termination prior to the first anniversary of the date hereof: 100% of the Purchased Stock With respect to a termination after the first anniversary of the date hereof and prior to the second anniversary of the date hereof: 66.67% of the Purchased Stock With respect to a termination after the second anniversary of the date hereof and prior to the third anniversary of the date hereof: 33.33% of the Purchased Stock

      The Company shall have 10 calendar days in which to determine whether to purchase such Purchased Stock. If the Company does not elect to purchase such Purchased Stock and if each of the compensation committee of the board of directors of the Company and Langer Partners has consented as set forth above, the undersigned may sell the Purchased Stock to a third party. If, for any reason, either of the compensation committee of the board of directors of the Company or Langer Partners declines to grant such consent to the undersigned, the Purchased Stock and all other Locked Up Stock shall remain subject to all of the restrictions of this Lock Up Agreement notwithstanding the fact that the undersigned may no longer be an officer, director, or employee of the Company.

      - Upon the consummation of any sale of shares of Common Stock by Langer Partners (other than any such sale or other disposition to any charity, trust or foundation, and other than any such sale or other disposition in connection with the estate planning purposes for Warren B. Kanders, including, but not limited to, transfers to family members or trusts for the benefit of family members), Langer Partners shall provide written notice (the "Kanders Notice") to the undersigned of such sale and the percentage represented by the number of shares of Common Stock sold by Langer Partners in such sale as compared to the total number of shares of Common Stock owned by Langer Partners immediately prior to such sale (the "Kanders Percentage"). Notwithstanding anything else contained herein, if, within 14 days after the date of the Kanders Notice the undersigned notifies Langer Partners of his intention to sell up to percentage of shares of Common


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

The Langer Biomechanics Group, Inc.
Langer Partners, LLC
February 13, 2001
Page 3

Stock equal to the Kanders Percentage, which notice shall specify the exact number of shares to be sold (the "Sale Notice"), the undersigned shall sell the number of shares specified in the Sale Notice within the 180 days after the date of the notice from Langer Partners

      This Lock Up Agreement shall terminate in its entirety upon the death or permanent disability of the undersigned.

      The undersigned confirms that he understands that Langer Partners and the Company will rely upon the representations set forth in this Agreement in proceeding with the purchase of the Target Stock. This Lock Up Agreement shall be binding on the undersigned and his respective successors, heirs, personal representatives and assigns.

                                                  Very truly yours,

                                                  /s/ Burtt R. Ehrlich
                                                  --------------------
                                                  Burtt R. Ehrlich


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